Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
 China XD Plastics Company Limited:
We consent to the incorporation by reference in the registration statements (No. 333‑167423 and No. 333-164027) on Form S-3/A of China XD Plastics Company Limited of our reports dated March 15, 2018, with respect to the consolidated balance sheets of  China XD Plastics Company Limited as of December 31, 2017 and 2016, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of China XD Plastics Company Limited.
Our report dated March 15, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, expresses our opinion that China XD Plastics Company Limited did not maintain effective internal control over financial reporting as of December 31, 2017 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to the Company's lack of sufficient accounting and financial reporting personnel has been identified and included in management's assessment.
/s/ KPMG Huazhen LLP
Beijing, China
 March 15, 2018